Exhibit 99.1

RingCentral Names Mike Kourey to its Board of Directors

San Mateo, Calif. – April 6, 2015 – RingCentral, Inc. (NYSE:RNG), a leading provider of cloud business communications solutions, today announced the appointment of Mike Kourey to its board of directors.

Kourey has held executive, board and advisory roles at high-growth technology companies for more than 25 years. He is a board and audit committee member at Aruba Networks and various private growth companies. Previously, he served on the board of directors and as audit committee chair at Riverbed Technology. He also served as a Partner at Khosla Ventures from 2012 to early 2015. Prior to Khosla, Kourey was the CFO at Polycom, Inc. from 1995 to 2012 and a board member there from 1999 to 2011. Kourey holds a Bachelor of Science from the University of California, Davis and an MBA from Santa Clara University.

“We are delighted to welcome someone of Mike’s caliber to RingCentral’s board of directors,” said Vlad Shmunis, CEO, Founder, and Chairman of RingCentral. “Mike has extensive experience in strategic, financial and governance leadership for companies at early stage to the multi-billion dollar level. His deep understanding of SaaS technology and the enterprise communications market makes him uniquely qualified to be a member of the RingCentral board.”

“Communications in the workplace has changed dramatically over the past decade as businesses and employees require more flexibility and mobile centric capabilities. I’m impressed with RingCentral’s robust, cloud-based solution and believe the company is very well positioned for the future,” said Mike Kourey. “I am excited to join Vlad and the entire RingCentral team as they continue to grow across all segments, from SMB to larger enterprises.”

The company also announced that David Weiden, Partner at Khosla Ventures, has resigned from the Board of Directors at RingCentral. “David has provided significant strategic guidance to RingCentral from the earliest phases of the company,” said Shmunis. “We are thankful for his contributions to the company during his tenure on the board since 2006.”

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud-based business communications solutions. Easier to manage and more flexible than on-premises communications systems, RingCentral’s cloud solution meets the needs of modern distributed and mobile workforces, while eliminating the expense and complications of on-premises traditional hardware-based systems and software. RingCentral is headquartered in San Mateo, Calif.

RingCentral and the RingCentral logo are trademarks of RingCentral, Inc.

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Media Contact:	RingCentral, Inc.
Jennifer Caukin
650-561-6348
jennifer.caukin@ringcentral.com

IR Contact:	ICR
Greg Kleiner
415-317-5589
greg.kleiner@icrinc.com